For Immediate Release	Contact: Tony Anish
Ph.: 714.630.6253
tony@mlineholdings.com

M Line Holdings, Inc. Appoints New Director

M Line Holdings, Inc. announces the appointment of a new Director

Tustin, CA – Business Wire – M Line Holdings, Inc.  (OTC Bulletin Board: MLHC)

Director appointment
M Line Holdings, Inc. (OTC Bulletin Board: MLHC - “M Line Holdings” or “the Company”).  As M Line Holdings continues to execute its strategic plan of adding new leadership and investors to both grow our existing business as well as add new businesses to the M Line family,the Board of Directors is pleased to announce the appointment of Gary Augusta to the Board of Directors. Gary Augusta is currently President of Spagus Capital Partners, one of our largest shareholders. Spagus has recently loaned the Company $300,000 at 8% per annum and purchased common stock in the Company.  Previously, Gary was a senior corporate officer of Fluor Corporation, a global engineering services company, where he focused on mergers and acquisitions as well as the President and CEO of OCTANe where Gary ran a development company that focused on creating, expanding and funding innovative technology companies.  Gary has a BS in Mechanical Engineering and an MSM (Masters of Science and Management) and brings over twenty years of experience to our Board.

George Colin, CEO of M Line Holdings, Inc. stated “It is with great pleasure that I announce the appointment of Gary Augusta to the Board of Directors.  Gary will not only add an independent voice to our Board but also brings a wealth of experience to our team.”

About M Line Holdings, Inc.
M Line Holdings, Inc. (formerly Gateway International Holdings, Inc.) headquartered at 2672 Dow Avenue, Tustin, CA 92780 is currently a reporting company under the Securities and Exchange Act of 1934, as amended, with approximately 600 shareholders and two operating subsidiaries, Eran Engineering, Inc. and E. M. Tool Co., Inc. dba Elite Machine Tool.

Forward Looking Statements
This news release contains certain “forward- looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company's control. The forward-looking statements are also identified through the use of words “believe,” enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from these forward-looking statements as a result of a number of risk factors detailed in the Company's periodic reports filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.